Exhibit 99.1

Press Release

Cytyc Announces New Agreement with Quest Diagnostics

Wednesday May 7, 12:23 pm ET

BOXBOROUGH, Mass.—(BUSINESS WIRE)--May 7, 2003—Cytyc Corporation (Nasdaq:CYTC - News) today announced a new two-year agreement with Quest Diagnostics to market the ThinPrep® Pap Test. Quest Diagnostics, the nation’s leading provider of anatomic pathology testing services, first introduced the ThinPrep Pap Test in its labs in 1997. Additional terms of the agreement were not disclosed.

“I am very pleased to continue our professional relationship with Quest Diagnostics,” said Patrick J. Sullivan, Cytyc’s chairman, president, and chief executive officer. “Our new agreement enables our products to efficiently reach patients throughout Quest Diagnostics’ extensive service network and achieves the goal of being mutually advantageous for both companies.”

Cytyc Corporation designs, develops, manufactures, and markets the ThinPrep® System for use in medical diagnostic applications primarily focused on women’s health. The ThinPrep System is widely used for cervical cancer screening and is the platform from which the Company has launched its expansion into breast cancer risk assessment with the FirstCyte (TM)Breast Test. The ThinPrep System consists of the ThinPrep® 2000 Processor, ThinPrep® 3000 Processor, and related reagents, filters, and other supplies. Cytyc is traded on The Nasdaq Stock Market under the symbol CYTC.

Cytyc and ThinPrep are registered trademarks of Cytyc Corporation. FirstCyte is a trademark of Cytyc Corporation for which registration has been applied.

Forward-looking statements in this press release are made pursuant to the provisions of Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements relating to the Company’s financial condition, operating results and future economic performance, and management’s expectations regarding future growth opportunities, product acceptance and business strategy, constitute forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from those statements. Risks and uncertainties include, among others, dependence on key personnel and proprietary technology, uncertainty of product development efforts, management of growth, risks associated with competition and competitive pricing pressures, risks associated with the FDA regulatory approval processes and any healthcare reimbursement policies, and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including under the heading “Certain Factors Which May Affect Future Results” in its 2002 Annual Report on Form 10-K filed with the Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made. The Company disclaims any obligation to publicly update or revise any such statements to reflect any change in Company expectations or events, conditions, or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

Contact:

Cytyc Corporation

Robert Bowen, Chief Financial Officer

Anne Rivers, Investor Relations

Jeff Keene, Healthcare Media

978/266-3010

www.cytyc.com